Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: GTC Biotherapeutics, Inc.

(2) Registered office address: 175 Crossing Boulevard, Framingham, MA 01702

(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): Article Fourth

(specify the number(s) of article(s) being amended (I-V1))

(4) Date adopted: September 28, 2006

(month, day, year)

(5) Approved by:

(check appropriate box)

☐	the incorporators.

☒	the board of directors without shareholder approval and shareholder approval was not required.

☐	the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

See Attachment A to Articles of Amendment

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common Stock	100,000,000	$.01
		Preferred Stock	5,000,000	$.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common Stock	100,000,000	$.01
		Preferred Stock	5,000,000	$.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified:

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

☐	Chairman of the board of directors,

☒	President,

☐	Other officer,

☐	Court-appointed fiduciary

on this 2nd day of October, 2006

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this          day of                     , 20    ,

at              a.m./p.m.

      time

Effective date:

                    (must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

Examiner

TO BE FILLED IN BY CORPORATION

Contact Information:

Beverly Cervino, Edwards, Angell, Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Telephone: 617-239-0100

Email: bcervino@eapdlaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Attachment A to Articles of Amendment

ARTICLE FOURTH of the corporation’s Restated Articles of Organization, as amended, shall be amended to include the following text.

4.4 Designation of Series D Preferred Stock

4.4.1. Authorized Amount and Designation. Fifteen thousand (15,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below. Upon the conversion of any shares of Series D Preferred Stock or upon any other reacquisition of such shares by the Corporation, such shares shall be restored to the status of undesignated Preferred Stock. Upon any such conversion or reacquisition, the Board may, without action by the stockholders, authorize the amendment of this Section 4.4.1 either to reduce the number of shares of Preferred Stock designated as Series D Preferred Stock to reflect a partial conversion or reacquisition, or to eliminate this Section 4.4.1 to reflect the conversion or reacquisition of all outstanding shares of Series D Preferred Stock.

4.4.2. Dividends. The holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, dividends out of any funds legally available therefor.

4.4.3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), each holder of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, on the same terms and with the same rights and preferences as the holders of the Common Stock.

4.4.4. Voting.

(a) General Rights. Each holder of outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4.4.5 below), at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsections 4.4.4(b) and 4.4.4(c) below or by the provisions establishing any other series of Preferred Stock, the holders of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Election of Director. Provided that at least 8,000 shares of Series D Preferred Stock have been issued hereunder, the holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director”). The Series D Director shall be a member of the class of directors whose current terms in effect on the Original Issue Date expire at the annual meeting of stockholders of the Corporation to be held in 2009. At any meeting held for the purpose of electing directors of the same class as the Series D Director, the presence in person or by proxy of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the purpose of electing the Series D Director by holders of the Series D Preferred Stock. A vacancy in any directorship filled by the holders of Series D Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of at least a majority of the Series D Preferred Stock.

(c) Separate Vote of Series D Preferred Stock. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock consenting or voting (as the case may be) separately as a class:

(i) alter or change the rights, preferences or privileges of the Series D Preferred Stock, whether through merger, sale consolidation or otherwise;

(ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the rights of the Series D Preferred Stock, whether through merger, sale consolidation or otherwise;

(iii) issue any shares of Series D Preferred Stock, other than pursuant to the Purchase Agreement; and

(iv) increase the number of authorized shares of Series D Preferred Stock.

4.4.5. Optional Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into 1,000 fully paid and nonassessable shares of Common Stock (the “Conversion Rate”) (as appropriately adjusted for stock splits, stock dividends, combinations or other recapitalizations affecting the Series D Preferred Stock). The rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series D Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then applicable Conversion Price or, in the case of a mandatory conversion under Section 4.4.6 below, the public offering price for the Common Stock.

(c) Mechanics of Conversion.

(i) In order for a holder of Series D Preferred Stock to convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If a holder wishes to convert shares and have them issued in the name of a nominee, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, but in no event later than five (5) business days, issue and deliver to such holder of Series D Preferred Stock or to his or its nominees a certificate or certificates, dated the Conversion Date, for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and payment of all declared but unpaid dividends, if any, on the shares converted as provided in clause (iv) below.

(ii) The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock.

(iii) Upon any such conversion, no adjustment shall be made for any declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion, which dividends shall be paid in accordance with clause (iv) below.

(iv) All shares of Series D Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, cash in lieu of any fractional share and payment of any declared but unpaid dividends thereon, and all other rights as a recordholder of Common Stock as of the Conversion Date, including, but not limited to, the right to vote such shares of Common Stock as of the Conversion Date. Any shares of Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series D Preferred Stock accordingly.

(v) The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock, provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any shares of Common Stock in a name other than the holder of the Series D Preferred Stock.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased. “Original Issue Date” shall mean the date on which shares of Series D Preferred Stock are first issued. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Rate then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common

Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series D Preferred Stock.

(g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale, lease or license of all or substantially all of the assets of the Corporation to another corporation, each share of Series D Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series D Preferred Stock would have been entitled upon such event.

(i) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.4.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4.4.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series D Preferred Stock.

(k) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale, lease or license of all or substantially all of the assets of the Corporation; or

(iv) of any other Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series D Preferred Stock, and shall cause to be mailed to the holders of the Series D Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A) the record date of such dividend, distribution, stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or

(B) the date on which such reclassification or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable in such transaction.

(1) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of a certificate for Series D Preferred Stock and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation or (z) in the case of mutilation upon surrender and cancellation of such certificate for Series D Preferred Stock, the Corporation shall execute and deliver a new certificate of like tenor and date; provided however, that the Corporation shall not be obligated to reissue such lost or stolen certificate if the holder contemporaneously requests conversion of all or any part of the shares covered thereby.

4.4.6. Mandatory Conversion.

(a) Beginning after June 30, 2012, or if the annual shareholder meeting for 2012 in which directors are elected is held after June 30, 2012, after the date of such meeting, (x) if the right of the original purchaser of the shares of Series D Preferred Stock to nominate the “Purchaser Designee” pursuant to the terms of the Stock Purchase Agreement dated as of September 29, 2006 by and between the Corporation and Laboratoire Francais Du Fractionnement et des Biotechnologies automatically terminates pursuant to Section [9(b)] of the Stock Purchase Agreement; or (y) if the Fair Market Value (as defined below) per share of the Corporation’s Common Stock shall equal or exceed 200% of the original purchase price of the Series D Preferred Stock on an “as converted” basis (as such price may be adjusted from time to time due to any event set forth in Section 4.4.5 above) for five consecutive Trading Days (as defined below), the Corporation shall have the right to require conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock, at the then effective Conversion Rate and the number of authorized shares of Series D Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock so converted. The Corporation shall have sixty (60) Trading Days after the occurrence of the event set forth in clause (y) above to exercise its right to require conversion under this Section 4.4.6.

For the purpose of this Agreement, the “Fair Market Value” of a share of Common Stock on any Trading Day shall be deemed to be:

(i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market, and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock on the composite tape or other comparable reporting system for such Trading Day; and

(ii) if the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the Trading Day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for such Trading Day.

For the purpose of this Agreement, the term “Trading Day” shall mean a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, but is traded on the over-the-counter market, a day on which such over-the-counter market is open for the transaction of business.

(b) If the Corporation determines to exercise the right set forth in Section 4.4.6(a) above, it shall deliver written notice to all holders of record of shares of Series D Preferred Stock. Such notice shall state the effective date (the “Mandatory Conversion Date”) of the mandatory conversion (which Mandatory Conversion Date shall not be earlier than five (5) business days after the date the notice is sent to such holders) and the number of shares being so converted and shall be sent by first class or registered mail, postage prepaid, to each record holder of Series D Preferred Stock at such holder’s address appearing on the stock register. Each holder of shares of Series D Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice. On the Mandatory Conversion Date, all rights with respect to the Series D Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series D Preferred Stock has been converted, cash in lieu of any fractional share and payment of any declared but unpaid dividends thereon, and all other rights as a recordholder of Common Stock as of the Mandatory Conversion Date, including, but not limited to, the right to vote such shares of Common Stock as of the Mandatory Conversion Date. All certificates evidencing shares of Series D Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series D Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series D Preferred Stock, but in no event later than five (5) business days after the later of the Mandatory Conversion Date and the date of surrender of the certificate or certificates, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates, dated the Mandatory Conversion Date, for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4.4.5(b) above in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

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